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                                                                      EXHIBIT 12

                          GOLD BANC CORPORATION, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES

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                                                       At or for the Year Ended December 31,
                                            -----------------------------------------------------------
                                                  1998        1997        1996        1995        1994
                                                 ------      ------      ------      ------      ------
                                                    (Dollars in thousands, except per share amounts)
Earnings -
Income before income taxes..................     13,526      12,701       7,240       4,625       4,565
Adjustments:
Fixed charges (as calculated below
   including interest on deposits)..........     39,588      27,975      24,282      20,123      17,788
Earnings as adjusted, including interest
   on deposits..............................     53,114      40,676      31,522      24,748      22,353
Deduct:  Interest on deposits...............     34,931      26,175      22,336      18,620      12,250
Earnings as adjusted, excluding
   interest on deposits.....................     18,183      14,501       9,186       6,128      10,103

Fixed charges -
Interest on deposits........................     34,931      26,175      22,336      18,260      16,340
Interest on borrowed funds..................      2,142       1,791       1,946       1,863       1,448
Interest on guaranteed preferred
   beneficial interest in subordinated
   debt.....................................      2,515           9          --          --          --
Total fixed charges, including
   interest on deposits.....................     39,588      27,975      24,282      20,123      17,788
Deduct:  Interest on deposits...............     34,931      26,175      22,336      18,260      16,340
Total fixed charges, excluding
   interest on deposits.....................      4,657       1,800       1,946       1,863       1,448
Ratio of earnings to fixed charges:
Including interest on deposits..............      1.34x       1.45x       1.30x       1.23x       1.33x
Excluding interest on deposits..............      3.90x       8.06x       4.72x       3.48x       4.15x
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